Exhibit 99.1

EagleRock Announces Second Quarter 2026 Results

August 10, 2026

Delivers strong second quarter results surpassing company expectations

Initiates full-year 2026 financial guidance above company forecast

HOUSTON—(BUSINESS WIRE)—EagleRock Land, LLC (“EagleRock” or the “Company”) (NYSE: EROK) today announced its financial and operating results for the second quarter ended June 30, 2026.

Second Quarter and Recent Financial and Business Highlights

•

Successfully completed an initial public offering on the NYSE and NYSE Texas on May 15, 2026, issuing 19.9 million Class A shares, including the full exercise of the underwriters’ over-allotment option, at a price of $18.50 per share and raising approximately $368 million in gross proceeds.

•	Reported revenue of $41.5 million

•	Reported net loss of $(37.5) million

•	Normalized revenue(1)(2) of $46.8MM, representing an increase of 32.3% versus the first quarter of 2026

•	Normalized Adjusted EBITDA(1)(2) of $36.2 million, representing an increase of 31.7% versus the first quarter of 2026

•	Normalized Adjusted EBITDA margin(1)(2) of 77.5% compared to 77.9% in first quarter of 2026

•	Liquidity of $261.8 million as of June 30, 2026

•

On August 10, 2026, acquired Intrepid Ranch, an approximately 50,000-acre, 22,000-fee-acre position in Lea County, New Mexico directly adjacent to EagleRock’s existing surface footprint, for a total purchase price of $78.2 million, expanding the Company’s contiguous Delaware Basin position.

Management Commentary

“EagleRock holds a stronghold position in two of the most important sub-basins in the Permian, co-located with some of the deepest, most economic drilling inventory in the country,” said Greg Pipkin, Chief Executive Officer of EagleRock. “The pieces of this platform are worth more together than they’d be apart, reinforced by our strategic partners. Together, they deliver durable, royalty and fee driven cash flow that moves largely independent of commodity price swings, a broader base to keep growing organically and through acquisition, and meaningful upside as the Permian evolves into a full-scale energy ecosystem.”

“We’re already delivering on that growth potential. In the second quarter, we delivered more than 30% revenue and Normalized Adjusted EBITDA growth on a quarter-over-quarter basis, consistent with the expectations we set when we went public. That same growth strategy is now showing up in our acquisition activity, and we’re pleased to announce the purchase of Intrepid Ranch, a contiguous, adjacent asset in Lea County, New Mexico. With this asset, we intend to apply the same active management playbook that’s driving our results today, renegotiating and modernizing surface use agreements, expanding our water infrastructure and water rights, and unlocking additional royalty opportunities including sand development, consistent with the disciplined M&A approach we described at our IPO.”

[1]

EagleRock’s reorganization and IPO closed May 15, 2026; results for the period prior reflect the predecessor structure. Normalized figures recast January 1 – May 14, 2026 as if EagleRock had operated in its current, post-IPO form for the entire six-month period, for comparability across the full six months; see reconciliation included

[2]

Normalized Revenue, Normalized Adjusted EBITDA and Normalized Adjusted EBITDA Margin are non-GAAP financial measures. See Comparison of Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Second Quarter Results

EagleRock generated normalized revenue of $46.8 million in the second quarter of 2026, an increase of 32.3% versus the first quarter of 2026. The strong growth in revenue was underpinned by the continued success of the commercialization of our land and our active land management strategy.

Normalized Adjusted EBITDA was $36.2 million, an increase of 31.7% versus the first quarter of 2026, representing a Normalized Adjusted EBITDA margin of 77.5%, compared to 77.9% in the first quarter.

Diversified Revenue Streams

Resource Sales revenues were $28.2 million in the second quarter of 2026, or 68% of total revenue, and an increase of 48% versus the first quarter of 2026. On a normalized basis, resources sales revenues were $24.2 million in the second quarter of 2026, or 52% of Normalized Revenue, and an increase of 53.1% versus the first quarter of 2026. The increase in resource sales was driven primarily by an additional 7.0 MMBbls of brackish water sold from our ranches, together with higher caliche sales.

Surface Use Revenues were $5.9 million in the second quarter of 2026, or 14% of total revenue, and an increase of 84% versus the first quarter of 2026. On a normalized basis, surface use revenues were $7.1 million in the second quarter of 2026, or 15% of Normalized Revenue, and an increase of 74.3% versus the first quarter of 2026. The increase was driven primarily by heightened commercial activity across our lands, which generated additional surface damage and easement fees.

Surface Use Royalties revenues were $7.4 million in the second quarter of 2026, or 18% of total revenue, and an increase of 837% versus the first quarter of 2026. On a normalized basis, surface use royalties revenues were $15.5 million in the second quarter of 2026, or 33% of Normalized Revenue, and flat with the first quarter of 2026. The majority of surface use royalties continued to be driven by produced water takeaway and recycled water sales.

Free Cash Flow Generation

Free Cash Flow3 for the second quarter of 2026 was $22.2 million compared to $4.4 million in the first quarter of 2026. Free Cash Flow during the quarter was negatively impacted by $6.4 million of cash interest expense associated with the carrying cost of the Predecessor Company’s credit facility, which was repaid in full and terminated on June 3, 2026. Excluding the $6.4 million impact, second-quarter Free Cash Flow would have been $28.6 million, representing Free Cash Flow conversion of 96%.

IPO and Liquidity

The Company successfully completed an initial public offering on the NYSE and NYSE Texas on May 15, 2026, issuing 19.9 million Class A shares, including the full exercise of the underwriters’ over-allotment option, at a price of $18.50 per share and raising approximately $368 million in gross proceeds.

As of June 30, 2026, the Company had total liquidity of $261.8 million, comprised of $61.8 million of cash and cash equivalents and $200 million of available borrowing capacity under its revolving credit facility.

2026 Outlook

For the full year 2026, the Company now expects Normalized EBITDA to exceed its original internal forecast and is expected to range from $129 million to $133 million.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

[3]

Free Cash Flow is a non-GAAP financial measure. See Comparison of Non-GAAP Financial Measures for a discussion of this measure and a reconciliation of this measure to our most directly comparable financial measure calculated and presented in accordance with GAAP.

Conference Call and Webcast Information

The Company will hold a conference call on August 11, 2026 at 10:00 am ET / 9:00 am CT to discuss second quarter results. A live webcast of the conference call will be available on the “Events & Presentations” section of the EagleRock Investor Relations website at https://ir.erok.com/events-and-presentations/default.aspx.

Additionally, a replay will be available shortly after the call’s conclusion. Analysts and investors looking to participate in the Q&A can access the call by dialing (833) 461-5787 or (585) 542-9983 and entering 516 046 936 as the meeting ID.

About EagleRock

EagleRock (NYSE: EROK) is a land management company that owns or controls approximately 286,000 acres in the heart of the Delaware and Midland sub-basins within the prolific Permian Basin. In addition, EagleRock has an interest in up to approximately 70,000 acres pursuant to an acreage dedication related to its Midland Basin water infrastructure assets. Its acreage is vital to the efficient development of oil and natural gas resources in the Permian Basin and is strategically located to support the growing surface, resource, infrastructure, and related commercial development needs of the power and other emerging industries in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

The information in this press release relates to EagleRock Land, LLC (the “Company,” “EROK,” “we,” “us” or “our”) and contains information that includes or is based upon “forward-looking statements.” All statements other than historical facts are forward-looking statements, and include statements regarding EROK’s future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and plans and objectives and intentions of management for the future. Words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy” or similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, projected in, or implied by, such statements.

Although EROK believes the expectations and forecasts reflected in its forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond its control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause EROK’s actual results to be materially different from those expressed in its forward-looking statements are described under the heading “Risk Factors” in its final prospectus filed with the SEC on May 14, 2026 (the “Prospectus”) and the other reports and materials it files with the SEC. These factors include, but are not limited to: any statements regarding the Acquisition, including our ability to actively manage the new assets, the ability to renegotiate and modernize surface use agreements, creating new revenue opportunities and the expected benefits of the Acquisition, including expected accretion, integration plans, synergies, opportunities and anticipated future performance, customer demand for and use of EROK’s surface, resource, and water infrastructure assets; enforceability of its surface use agreements and other customer agreements; its operating partners’ success in executing their strategies; customers’ ability or decisions to develop EROK’s land or acquired acreage; global supply of and demand for energy, including OPEC+ production actions; customer and geographic concentration of its revenues; EROK’s ability to enter into favorable surface use, access, and fee contracts; EROK’s ability to maintain and renew leases and permits on state and federal land; changes in state and federal land use policies affecting its leased land; execution of EROK’s business strategies, including attracting customers; commodity price volatility; competition, including alternative resources; changes in the price and availability of services EROK’s customers need; planned or future expansion projects; advances or changes in energy technologies or practices; execution of EROK’s growth plans, including acquisitions and new revenue streams; deterioration of customers’ financial condition and access to capital; effects of customer consolidation on U.S. drilling and completions spending; customers’ ability to obtain necessary supplies and raw materials; EROK’s and its customers’ ability to obtain permits and government approvals; operational disruptions and related liability affecting EROK’s customers; EROK’s liquidity and access to capital markets; uncertainty of resource and reserve estimates; general economic, business, and industry conditions and market volatility; political instability or armed conflict in oil and gas producing regions; EROK’s level of indebtedness and ability to service it; title defects in acquired acreage; conditions in the markets for surface acreage; integration of acquired acreage and management of related growth; recruitment and retention of key personnel and service providers; changes in laws and regulations, including environmental and water-related rules; changes in tax rates and adverse tax outcomes; general political and regulatory conditions, including new legislation and trade and tax policies; severity and duration of health events, natural disasters, and severe weather; and evolving cybersecurity risks.

EROK cautions you not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date hereof, and EROK is under no obligation, and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release may also contain information from third-party sources. This data may involve a number of assumptions and limitations, and EROK has not independently verified them and does not warrant the accuracy or completeness of such third-party information.

SECOND QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUES
Resource sales	$28,202	$19,215	$47,155	$24,154
Resource sales - related party	25	509	151	509
Surface use related revenues	5,851	3,181	9,033	5,166
Surface use royalties	1,440	958	2,234	1,102
Surface use royalties - related party	6,008	—	6,008	—

Total revenues	41,526	23,863	64,581	30,931
COSTS AND EXPENSES
Cost of sales (exclusive of depreciation and amortization)	6,103	7,722	10,960	9,608
Related party cost of sales	2,564	2,504	5,425	3,627
General and administrative expense	75,731	3,709	80,319	4,720
Related party general and administrative expense	—	212	6	231
Depreciation and amortization expense	10,275	4,445	14,866	5,838
Loss (gain) on sale of property, plant and equipment, net	9	—	9	30
Gain on investment in sales-type lease	—	—	(3,275)	—

Total operating expenses	94,682	18,592	108,310	24,054

INCOME (LOSS) FROM OPERATIONS	(53,156)	5,271	(43,729)	6,877
OTHER EXPENSE (INCOME)
Interest expense, net	4,812	6,068	10,646	8,783
Loss (gain) on extinguishment of debt	(20,352)	70,001	(20,352)	70,001

Total other expense (income)	(15,540)	76,069	(9,706)	78,784

INCOME (LOSS) BEFORE INCOME TAXES	(37,616)	(70,798)	(34,023)	(71,907)
Income tax expense (benefit)	(80)	—	150	—

NET INCOME (LOSS)	$(37,536)	$(70,798)	$(34,173)	$(71,907)

NET INCOME (LOSS) ATTRIBUTABLE TO PREDECESSOR	$2,261		$5,624
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(32,235)		$(32,235)

NET INCOME (LOSS) ATTRIBUTABLE TO EAGLEROCK LAND, LLC	$(7,562)		$(7,562)

Basic and dilutive net income (loss) per Class A share	$(0.29)
Basic and dilutive weighted average Class A shares outstanding	26,374,967

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$61,770	$9,042
Accounts receivable, net	12,668	13,096
Accounts receivable - related party	13,032	—
Inventory	308	310
Prepaid expenses and other current assets	2,323	8,765

Total current assets	90,101	31,213
Property, plant and equipment, net	377,897	55,586
Right of use assets, net	1,541	1,565
Intangible assets, net	674,174	191,240
Goodwill	643,270
Net investment in sales-type lease	3,215	—
Deferred offering costs	—	1,459
Other noncurrent assets	5,985	947

TOTAL ASSETS	$1,796,183	$282,010

LIABILITIES AND SHAREHOLDERS’ AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$4,547	$4,433
Accounts payable - related party	35,418	2,684
Accrued liabilities	3,173	2,909
Current income taxes payable	224	42
Current deferred revenue	202	533
Current operating lease liability	122	492
Current debt - related party	—	6,038

Total current liabilities	43,686	17,131
Non-current liabilities
Operating lease liability, less current portion	1,364	1,019
Deferred tax liability, net	10,680	10,852
Deferred revenue, less current portion	—	94
Long-term debt - related party, less current portion	—	294,629
Other noncurrent liabilities	2,677	—

Total non-current liabilities	14,721	306,594
SHAREHOLDERS’ AND MEMBERS’ EQUITY
Members’ deficit	—	(41,715)
Class A shares, unlimited shares authorized and 24,455,688 shares issued and outstanding as of June 30, 2026. None authorized, issued or outstanding as of December 31, 2025	335,374	—
Class B shares, unlimited shares authorized and 105,164,311 shares issued and outstanding as of June 30, 2026. None authorized, issued or outstanding as of December 31, 2025	20	—
Retained earnings	(7,562)	—

Total shareholders’ equity attributable to EagleRock Land, LLC	327,832	—
Noncontrolling interest	1,409,944	—

Total shareholders’ equity and members’ equity	$1,737,776	$(41,715)

TOTAL LIABILITIES AND EQUITY	$1,796,183	$282,010

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP financial measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures of financial performance presented in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our Financial Statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) minus interest, taxes, depreciation, amortization, depletion and accretion, which we refer to as “EBITDA” and from which we further deduct share-based compensation, non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us and external users of our Financial Statements to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry, depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Our computations of these measures may differ from the computations of similarly titled measures of other companies.

Free Cash Flow, Free Cash Flow Margin and Free Cash Flow Conversion are performance measures used by our management and by external users of our Financial Statements, such as investors, research analysts and others, to assess our ability to generate cash from operations to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. To calculate Free Cash Flow, net income is adjusted by the same items discussed above for EBITDA and Adjusted EBITDA (other than interest expense and income tax expense / benefit) and then further adjusted for incurred capital expenditures, changes in accounts payable related to capital expenditures, non-cash interest expense, and non-cash tax expense. Free Cash Flow Margin is calculated as Free Cash Flow divided by total revenue. Free Cash Flow Conversion is calculated as Free Cash Flow divided by Adjusted EBITDA.

Management believes Free Cash Flow, Free Cash Flow Margin and Free Cash Flow Conversion are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities. Our computations of these measures may differ from the computations of similarly titled measures of other companies.

Normalized Revenue is used by our management and is useful to investors, research analysts and other external users of our Financial Statements to assess our operating performance on a basis that reflects our expected go-forward business following our initial public offering. Because our results for the three and six months ended June 30, 2026 include only a partial period of operations as a public company and do not reflect the full effect of certain items that we expect to characterize our operations on a go-forward basis, we present Normalized Revenue to illustrate what our Revenue would approximate had these items been in effect for the full periods presented. We define Normalized Revenue as Revenue adjusted for normalizing adjustments, which consist of the addition of revenue from assets contributed in the corporate reorganization in connection with our initial public offering and the exclusion of revenue attributable to our predecessor that are not expected to recur on a go-forward basis.

Normalized Adjusted EBITDA and Normalized Adjusted EBITDA Margin are used by our management and are useful to investors, research analysts and other external users of our Financial Statements to assess our operating performance on a basis that reflects our expected go-forward business following our initial public offering. Because our results for the three and six months ended June 30, 2026 include only a partial period of operations as a public company and do not reflect the full effect of certain items that we expect to characterize our operations on a go-forward basis, we present Normalized Adjusted EBITDA to illustrate what our Adjusted EBITDA would approximate had these items been in effect for the full periods presented. We define Normalized Adjusted EBITDA as Adjusted EBITDA further adjusted for normalizing adjustments, which consist of the addition of revenue from assets contributed in the corporate reorganization in connection with our initial public offering; the exclusion of revenue attributable to our predecessor that are not expected to recur on a go-forward basis; operating costs associated with newly acquired surface acreage and assets from the Shallow Valley Contribution; amortization of RSU expense on a normalized basis; and other general and administrative expenses associated with operating as a public company. We define Normalized Adjusted EBITDA Margin as Normalized Adjusted EBITDA divided by Normalized Revenue.

Management believes Normalized Adjusted EBITDA and Normalized Adjusted EBITDA Margin are useful because they allow us and external users of our Financial Statements to evaluate the earnings profile we expect to result from operating as a public company over the whole period for which the measures are given, giving effect to items listed above. The normalizing adjustments reflect management’s estimates of the annualized or go-forward effect of these items and are based on assumptions that management believes to be reasonable. These are not prepared in accordance with Article 11 of Regulation S-X or otherwise intended to represent pro forma financial information.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Free Cash Flow Margin for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
	2026	2026	2026
Net income (loss)	$3,363	$(37,536)	$(34,173)
Adjustments:	—	—	—
Depreciation and amortization	4,591	10,275	14,866
Non Cash Interest	(2,454)	(1,564)	(4,018)
Non Cash Taxes	(18)	(154)	(172)
Gain on investment in sales-type lease	(3,275)	—	(3,275)
Gain on extinguishment of debt	—	(20,352)	(20,352)
Share-based compensation - IPO share-based compensation expense	—	57,350	57,350
Share-based compensation - RSU share-based compensation expense	—	4,088	4,088
Transaction-related expenses(1)	3,079	11,267	14,346
Other(2)	—	9	9
Capital Expenditures	(835)	(1,169)	(2,004)

Free Cash Flow	$4,451	$22,214	$26,665

Free Cash Flow Margin	19.3%	53.5%	41.3%
Free cash Flow Conversion	16.2%	74.5%	61.1%

(1)

Transaction-related expenses consist of non-recurring professional services expenses, including banker fees, legal and professional fees and integration costs directly attributable to completed or contemplated transactions, including the IPO. We do not adjust for ongoing integration or optimization costs unless they are incremental, and directly attributable to the transaction.

(2)	Other consists of (gain) loss on sale of assets for the three and six months ended June 30, 2026.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Normalized Adjusted EBITDA in for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
(in thousands)	2026	2026	2026
Net income (loss)	$3,363	$(37,536)	$(34,173)
Adjustments:	—
Depreciation and amortization	4,591	10,275	14,866
Interest expense	5,834	4,812	10,646
Income tax expense (benefit)	230	(80)	150

EBITDA	$14,018	$(22,529)	$(8,511)

Gain on investment in sales-type lease	(3,275)	—	(3,275)
Gain on extinguishment of debt	—	(20,352)	(20,352)
Share-based compensation - IPO share-based compensation expense	—	57,350	57,350
Share-based compensation - RSU share-based compensation expense	—	4,088	4,088
Transaction-related expenses(1)	3,079	11,267	14,346
Other(2)	—	9	9

Adjusted EBITDA	$13,822	$29,833	$43,655

Normalizing adjustments:
Double Eagle Royalty	11,718	6,186	17,904
Shallow Valley Revenue	5,166	2,485	7,651
Convert Hydrosource Revenue to Royalty	(4,574)	(3,407)	(7,981)
Add Shallow Valley Costs	(943)	(352)	(1,295)
Carve Out Hydrosource Costs	3,766	2,111	5,877
Public Company G&A	(1,410)	(611)	(2,021)

Normalized Adjusted EBITDA	$27,545	$36,245	$63,790

Net income (loss) margin	14.6%	(90.4)%	(52.9)%
Adjusted EBITDA Margin	59.9%	71.8%	67.6%
Normalized EBITDA Margin	77.9%	77.5%	77.6%

(1)

Transaction-related expenses consist of non-recurring professional services expenses, including banker fees, legal and professional fees and integration costs directly attributable to completed or contemplated transactions, including the IPO. We do not adjust for ongoing integration or optimization costs unless they are incremental, and directly attributable to the transaction.

(2)	Other consists of (gain) loss on sale of assets for the three and six months ended June 30, 2026.

The following table sets forth a reconciliation of Revenue as determined in accordance with GAAP to Normalized Revenue for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
(in thousands)	2026	2026	2026
Reported revenue	$23,056	$41,526	$64,581
Normalizing adjustments:
Double Eagle Royalty	11,718	6,186	17,904
Shallow Valley Revenue	5,166	2,485	7,651
Convert Hydrosource Revenue to Royalty	(4,574)	(3,407)	(7,981)

Normalized Revenue	$35,366	$46,790	$82,155

Investor Contact:

Neal Shah

President and Chief Financial Officer

EagleRock Land, LLC

info@erok.com; (713) 280-7002

Source: EagleRock Land, LLC